Exhibit (g)(2)

November 28, 2018

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02210

Attention: Micaela Lyckland

Re:	FS Series Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established 6 new series of shares to be known as FS Real Asset Fund, FS Event Driven Fund, FS Global Macro Fund, FS Long/Short Equity Fund, FS Managed Futures Fund and FS Market Neutral Fund (each a “Series”).

In accordance with Section 19.5, of the Master Custodian Agreement dated as of February 27, 2017, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for each new Series under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 19.6 of the Agreement. Capitalized terms used herein not otherwise defined have the meanings ascribed to them in the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

FS SERIES TRUST
on behalf of:
FS Real Asset Fund
FS Event Driven Fund
FS Global Macro Fund
FS Long/Short Equity Fund
FS Managed Futures Fund
FS Market Neutral Fund

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	President

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: November 28, 2018

Information Classification: Limited Access